Exhibit 5.1

355 South Grand Avenue, Suite 100
Los Angeles, California 90071-1560
Tel: +1.213.485.1234 Fax: +1.213.891.8763
www.lw.com

FIRM / AFFILIATE OFFICES
Austin	Milan
Beijing	Munich
Boston	New York
Brussels	Orange County
Century City	Paris
Chicago	Riyadh
Dubai	San Diego
Düsseldorf	San Francisco
Frankfurt	Seoul
Hamburg	Silicon Valley
Hong Kong	Singapore
Houston	Tel Aviv
London	Tokyo
Los Angeles	Washington, D.C.
Madrid
October 7, 2024
Kennedy-Wilson Holdings, Inc.
151 S. El Camino Drive
Beverly Hills, CA 90212
Re: Registration Statement on Form S-3
To the addressee set forth above:
We have acted as special counsel to Kennedy-Wilson Holdings, Inc., a Delaware corporation (the “Company”), in connection with the registration for resale of up to 300,000 shares of the Company’s 5.75% Series A Cumulative Perpetual Convertible Preferred Stock, $0.0001 par value per share (the “Series A Preferred Stock”). The resale of the shares of Series A Preferred Stock by certain selling securityholders is covered by a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on October 7, 2024 (as amended, the “Registration Statement”).
This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the related prospectus (the “Prospectus”), other than as expressly stated herein with respect to the Series A Preferred Stock.
As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We have examined, among other things, the following:
(a)the Certificate of Designations of the Series A Preferred Stock; and
(b)the Amended and Restated Certificate of Incorporation of the Company and certain resolutions of the Board of Directors of the Company.

October 7, 2024

We are opining herein as to the Delaware General Corporation Law (the “DGCL”), and we express no opinion with respect to any other laws. In rendering the opinions below, we have assumed that the Company has complied with all applicable notice requirements regarding uncertificated shares provided in the DGCL.
Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, the shares of Series A Preferred Stock have been duly authorized by all necessary corporate action of the Company and are validly issued, fully-paid and non-assessable.
This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Sincerely,

/s/ Latham & Watkins LLP